Exhibit 10.13

DATED 27 April 2010

(1)  BONHAMS 1793 LIMITED

(2)  THE FEMALE HEALTH COMPANY
(UK) PLC

TENANCY AGREEMENT relating to Unit 1 Sovereign Park Coronation Road London NW10 7QP

Lewis Silkin LLP
5 Chancery Lane
London  EC4A 1BL

Ref: SCJ8049.73394-176

THIS TENANCY AGREEMENT is made the 27th day of April 2010
BETWEEN:-

(1)	BONHAMS 1793 LIMITED having its registered office at Montpelier Galleries, Montpelier Street, London SW7 1HH (company registration number 04326560) (the “Landlord”) and

(2)	THE FEMALE HEALTH COMPANY (UK) PLC having its registered office at Unit 1 Sovereign Park, Coronation Road, Park Royal London NW10 7QP (company number 02439625) (the “Tenant”)

WHEREBY IT IS AGREED as follows:-

1.	Definitions and interpretation

In this agreement unless the context otherwise requires:-

1.1	the words defined in this sub-clause have the following meanings:-

“1954 Act”: the Landlord and Tenant Act 1954

“2003 Order”: the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003

“Building”: Unit 1 Sovereign Park Coronation Road London NW10 7QP

“Conditioning Ovens”: the two conditioning ovens referred to in paragraph 5 of schedule 1

“Premises”: the first floor premises within the Building shown for identification purposes edged red on the plan attached hereto marked “2” together with the landlord’s fixtures and fittings therein

“Term”: the period commencing on (and including) this agreement and expiring on (and including) the 30th day of June 2010

1.2	headings in this agreement are for convenience only and will not affect its construction

1.3	the Landlord includes the person from time to time entitled to the reversion immediately expectant on the determination of the term

1.4	words denoting persons include firms companies and corporations and vice versa

1.5	the singular includes the plural and vice versa and one gender includes any other

1.6	obligations of a party to this agreement are deemed to be joint and several obligations where that party is more than one person

1.7	references to clauses paragraphs and schedules are to clauses and paragraphs of and schedules to this agreement

1.8	the words “include” “includes” and “including” are deemed to be followed by the words “without limitation

2.	Letting

The Landlord agrees to let and the Tenant to take the Premises Together with the rights mentioned in schedule 1 but Except and Reserving the rights mentioned in schedule 2 for the Term at the Rent and subject to the provisions of this agreement and to any easements rights privileges or covenants enjoyed by or benefiting any other land or person

3.	Tenant’s obligations

The Tenant will:-

3.1	pay and indemnify the Landlord against all charges for utilities, related meter rents, installation charges and connection charges in respect of the Premises and in the absence of direct assessment to pay a fair proportion of the same

3.2	pay on demand to the Landlord all reasonable legal surveyors’ and other professional fees and expenses (including bailiffs’ fees) properly incurred by the Landlord in connection with or incidental to any breach by the Tenant of any of the Tenant’s obligations under and/or any consent required by this agreement

3.3	not to commit any waste at the Premises

3.4	at the end of the Term leave the Premises having removed all the Tenant’s furniture equipment and effects (including without prejudice to the generality of the foregoing the Conditioning Ovens) and having made good any material damage caused by their removal and made safe the electricity supply to the Conditioning Ovens

3.5	not make any alterations or additions to the Premises without the Landlord’s consent

3.6	not without the prior written consent of the Landlord place or exhibit on the Premises any sign advertising or notification material of any kind

3.7	use the Premises only as offices

3.8	not assign underlet part with or share occupation or possession of the whole or any part of the Premises

3.9	allow the Landlord and persons authorised by the Landlord to enter the Premises at all reasonable times on reasonable prior written notice to ascertain whether the provisions of this agreement have been complied with or where necessary to repair the Premises or any neighbouring premises belonging to the Landlord or in connection with the reletting or sale of the Premises

3.10	not cause do suffer or permit any act or thing which may be a nuisance to the Landlord the general public or the owners or occupiers of neighbouring premises

3.11	comply with all Acts of Parliament (and instruments orders regulations permissions and directions deriving validity therefrom) from time to time affecting the Premises or the use or occupation thereof

3.12	immediately after receipt produce to the Landlord a copy of any notice order permission or proposal in relation to the Premises

3.13	not permit any dangerous hazardous polluting or contaminative substance to be in on or under or to escape from the Premises

3.14	to pay all rates, taxes, charges, outgoings, assessed or charged on the Premises or payable by the owner or occupier of them and in the absence of direct assessment to pay a fair proportion of the same

3.15	not knowingly to do anything on the Premises that would cause the rate of any insurance premium of the insurance policy to be increased or vitiate the insurance policy

3.16	to comply with any reasonable regulations which the Landlord may from time to time specify

3.17	to indemnify the Landlord against all proceedings, claims, losses, damages and reasonable costs which arise from the Tenant’s use or occupation of the Premises or from any breach of the terms of this agreement by the Tenant

4.	Landlord’s obligations

The Landlord agrees with the Tenant as follows:-

4.1	that the Tenant may quietly possess and enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming through under or in trust for it

4.2	that the Tenant shall have free and unrestricted access to the Premises over the remainder of the Building and its curtilage at all times

4.3	to maintain the existing electricity telephone water and drainage services to the Building at all times and without interruption

4.4	without prejudice to the generality of the foregoing to maintain the electricity supply to the Conditioning Ovens

5.	Provisos

Provided always and it is further agreed and declared that:-

5.1	if any obligation (or part thereof) on the part of the Tenant is not observed or if (in relation to an individual Tenant) an application is made for an interim order a bankruptcy petition is presented a proposal is made for a voluntary arrangement or he enters into a deed of arrangement or if (in relation to a corporate Tenant) it goes into compulsory or voluntary liquidation (excluding a voluntary winding up for the amalgamation or reconstruction of a solvent company) a receiver manager administrative receiver administrator or provisional liquidator is appointed or an administration application or order is considered or made or steps are taken to obtain a moratorium or a proposal is made for a voluntary arrangement or a scheme of arrangement THEN in any such case the Landlord may re-enter the Premises (or any part of them in the name of the whole) and thereupon the tenancy created by this agreement will determine but without prejudice to any rights of the Landlord in respect of any antecedent breach of any of the Tenant’s obligations in this agreement

5.2	the Tenant does not have the benefit of any easement right or privilege except any expressly granted by this agreement

5.3	nothing in this agreement is intended to confer on any person any right to enforce any term of this agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999

5.4	the Tenant confirms that before the date of this agreement:

	5.4.1	the Landlord served a notice dated 13 April 2010 (the “Notice”) on the Tenant in accordance with section 38A(3)(a) of the 1954 Act

	5.4.2	the Tenant (or a person duly authorised by the Tenant) made a statutory declaration dated 26 April 2010 (the “Declaration”) confirming receipt of the Notice in accordance with schedule 2 to the 2003 Order

5.5	the Tenant further confirms that where the Declaration was made by a person other than the Tenant that person was duly authorised by the Tenant to make the Declaration on the Tenant’s behalf

5.6	the Landlord and the Tenant confirm that the Tenant was not contractually bound to enter into the tenancy created by this agreement prior to the date of completion of this agreement

5.7	the parties agree that sections 24 to 28 (inclusive) of the 1954 Act will not apply to the tenancy created by this agreement

AS WITNESS the signatures of the parties or their duly authorised representatives on the date first above written.

Schedule 1

Rights granted

1.	A right to the free and uninterrupted passage and running of all services from and to the Premises through all conducting media within the Building

2.	A right to gain access to the Premises over the remainder of the Building and its curtilage at all times and without interruption

3.	A right to use the car parking spaces in the location shown edged green on the attached plan marked “1” for the parking of not more than seven private motor cars

4.
A right to enter (at reasonable times and after giving reasonable written notice) (except in emergency) such other parts of the Building as may reasonably be necessary for the purpose of carrying out any cleaning of or repairs to the Premises or any part them or any conducting media serving the Premises the Tenant doing as little damage as possible and making good all physical damage caused to the Building to the reasonable satisfaction of the Landlord

5.
A right to retain two conditioning ovens in the reception area on the ground floor of the Building in the location shown edged blue on the attached plan marked “1” and to access to them over the remainder of the Building at all times and without interruption

Schedule 2

Rights reserved

1.
A right to enter the Premises at reasonable times on reasonable prior written notice (except in emergency) for the purposes specified in clause 3.9 with the reasonable requirements of and causing the minimum of inconvenience to the occupiers of the Premises and making good any physical damage caused to the Premises by the exercise of such right to the reasonable satisfaction of the Tenant

2.	A right to the free and uninterrupted passage and running of all services from and to all other parts of the Building

Landlord

Signed by R. Brooks	)
for and on behalf of	)
BONHAMS 1793 LIMITED	) /s/ R. Brooks
Director/Duly Authorised Signatory

Tenant

Signed by Michael Pope	)
for and on behalf of	)
THE FEMALE HEALTH COMPANY	)	/s/ Michael Pope
(UK) PLC	)	Director/Duly Authorised Signatory

CONTENTS

Definitions and interpretation	1

Letting	2

Tenant's obligations	2

Landlord's obligations	3

Provisos	3

Schedule 1	5

Schedule 2	6